PROSPECTUS                                    FILED PURSUANT TO RULE 424(b)(1)
August 27, 1997                               REGISTRATION NO. 333-34083

                                892,748 Shares

                                 MATTEL, INC.
                                 Common Stock
                           Par Value $1.00 Per Share

                           ------------------------

The 892,748 shares (the "Shares") of Common Stock, par value $1.00 per share ("Common Stock"), of Mattel, Inc. ("Mattel" or the "Company") are offered by the entity or entities named herein under "Selling Stockholders" and may be resold by the Selling Stockholders in the public market.

The Selling Stockholders may resell the Shares from time to time in transactions on the New York Stock Exchange (the "NYSE") or the Pacific Exchange, Inc. (the "PSE"), at prices prevailing on such exchanges, or in negotiated transactions, among other forms of distribution. See "Plan of Distribution." Sales of the Shares may be effected by selling such securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers thereof. Such sellers and any broker-dealer who acts in connection with the sales of Shares may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act.

None of the proceeds from the sale of the Shares will be received by Mattel. Mattel has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Shares being registered hereby. See "Plan of Distribution."

The Common Stock is traded on the NYSE and the PSE under the symbol "MAT." On August 26, 1997, the reported closing price of Mattel's Common Stock on the NYSE was $34.0625 per share.

The date of this Prospectus is August 27, 1997.

                           _________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           _________________________

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. ALL INFORMATION CONTAINED IN THIS PROSPECTUS IS AS OF THE DATE OF THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                             AVAILABLE INFORMATION

   Mattel has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the Exhibits and Schedules thereto.

   Mattel is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Mattel can be inspected and copied at the public reference facilities maintained by the Commission at Room 24, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Room 3190, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the PSE at 301 Pine Street, San Francisco, California 94104, on which exchanges certain securities of Mattel are listed.


                      DOCUMENTS INCORPORATED BY REFERENCE

   The following documents, which Mattel has filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in, and shall be deemed to be a part of, this Prospectus:

          (i) Mattel's Annual Report on Form 10-K for the year ended December 31, 1996;

          (ii) The portions of Mattel's Notice of Annual Meeting of Stockholders and Proxy Statement, dated March 24, 1997, that have been incorporated by reference into the Form 10-K for the year ended December 31, 1996;

          (iii) Mattel's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          (iv) Mattel's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          (v) Current Reports on Form 8-K filed by Mattel with the Commission dated February 5, 1997; February 14, 1997; March 5, 1997; March 19, 1997; March 20, 1997; March 27, 1997; April 17, 1997; April 25, 1997; May 15,
1997; July 25, 1997; and July 30, 1997;

          (vi) The description of the Company's Series B and Series C Preferred Stock and Series C Depositary Shares set forth in Mattel's and Tyco Toys, Inc.'s joint proxy statement and prospectus filed with the Commission on Form S-4 dated February 14, 1997; and

          (vii) The description of the Company's Common Stock contained in the Company's Current Report on Form 8-K filed with the Commission on July 22, 1996.

   All documents filed by Mattel pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part thereof from the respective dates of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Prospectus) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

   The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents which have been incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Secretary, Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012, telephone (310) 252-2000.


                  RISK FACTORS AND FORWARD-LOOKING STATEMENTS

   Certain information incorporated by reference into this Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act. Forward-looking statements can be identified by the use of forward-looking terminology, such as "may," "will," "should," "expect," "anticipate," "estimate," "continue," "plans," "intends" or other similar terminology. Such forward-looking statements, which relate to, among other things, the financial condition, results of operations and business of the Company, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the Company's dependence on the timely development, introduction and customer acceptance of new products; possible weaknesses of international markets; the impact of competition on revenues and margins; the effect of currency fluctuations on reportable income; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and filings with the Commission. Additional information on the risks and uncertainties that could affect the Company's financial condition, results of operations and business is included in the documents incorporated by reference herein.


                                  THE COMPANY

   Mattel, Inc. designs, manufactures, markets and distributes a broad variety of toy products on a worldwide basis. The Company's business is dependent in great part on its ability each year to redesign, restyle and extend existing core products and product lines and to design and develop innovative new toys and product lines. New products have limited lives, ranging from one to three years, and generally must be updated and refreshed each year.

   Core brands have historically provided the Company with relatively stable growth. Among the Company's major core brands are BARBIE fashion dolls and doll clothing and accessories; the Company's Disney-licensed toys; FISHER-PRICE toys and juvenile products; SESAME STREET characters; HOT WHEELS vehicles and playsets; MATCHBOX; CABBAGE PATCH KIDS; Tyco Electric Racing and Tyco Radio Control; the UNO and SKIP-BO card games; and the SCRABBLE game, which the Company markets outside of the United States and Canada.

   Mattel was incorporated in California in 1948 and reincorporated in Delaware in 1968. Its executive offices are located at 333 Continental Boulevard, El Segundo, California 90245-5012, telephone (310) 252-2000.

                                USE OF PROCEEDS

   The Shares are being sold by the holders thereof (the "Selling Stockholders") and, accordingly, the Company will receive none of the proceeds therefrom. The Selling Stockholders have received the Shares upon conversion of the entire $16,033,765.13 in principal amount of the 7% Convertible Subordinated Notes of Mattel (the "Convertible Notes").


                           THE SELLING STOCKHOLDERS

   All of the shares of Common Stock offered hereby are offered by the Selling Stockholders. Any sales of such Shares will be for the account of such persons or entities and none of the proceeds of such offering will be received by the Company.

   The following table sets forth, with respect to the Selling Stockholders, the number of shares of Common Stock owned by each Selling Stockholder prior to this offering, the number of shares of Common Stock offered for each Selling Stockholder's account and the number of shares held by each Selling Stockholder after the anticipated completion of this offering. None of the Selling Stockholders owned prior to this offering, and none will own after this offering, more than one percent (1%) of the Company's outstanding Common Stock (based on the number of shares outstanding on the date of this Prospectus).
None of the Selling Stockholders has any affiliation with the Company.

                                     Shares of                          Shares After
                                   Common Stock         Shares of        Completion
                                  Owned Prior to         Common           of this
 Name of Selling Stockholder       this Offering      Stock Offered       Offering
 ---------------------------      --------------      -------------     -----------
SBC Warburg Inc.                     22,195(1)           892,748          22,195(2)

          TOTALS:                    22,195(1)           892,748          22,195(2)

____________________

(1) As of August 15, 1997. SBC Warburg Inc. also owns prior to the Offering $16,033,765.13 in Convertible Notes, which it intends to convert into the shares of Common Stock to be offered hereby upon effectiveness of the Registration Statement, at a conversion price of $17.96 per share. Cash will be paid in lieu of issuing fractional shares upon conversion.
(2) As of August 15, 1997, on a pro forma basis giving effect to completion of this offering.

                         DESCRIPTION OF CAPITAL STOCK

   The following statements with respect to the Company's capital stock are subject to the detailed provisions of the Company's Restated Certificate of Incorporation (as amended, the "Certificate of Incorporation") and Bylaws, as amended (the "Bylaws"), the Rights Agreement (as defined below) and the Deposit Agreement (as defined below). These statements do not purport to be complete and are qualified in their entirety by reference to the terms of the Certificate of Incorporation, the Bylaws, the Rights Agreement and the Deposit Agreement, which are incorporated by reference as exhibits to the Registration Statement.

GENERAL

   Mattel's authorized capital stock as of the date of this Prospectus consists of 600,000,000 shares of Common Stock, $1.00 par value per share, 3,000,000 shares of Preferred Stock, $1.00 par value per share, and 20,000,000 shares of Preference Stock, $.01 par value per share. Mattel does not presently have outstanding, and Mattel's Certificate of Incorporation does not authorize, any other classes of capital stock. The issued and outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

COMMON STOCK

   Holders of shares of Common Stock have no preemptive, redemption or conversion rights. The holders of Common Stock are entitled to receive dividends when and as declared by the Mattel Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Mattel, the holders of Common Stock may share ratably in the net assets of Mattel and liquidating distributions to holders of Preferred Stock or Preference Stock, if any. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record by such holder and may cumulate its votes in the election of directors. As of July 31, 1997, there were 290,874,412 shares of Common Stock outstanding. Each outstanding share of Common Stock is accompanied by a right to purchase one one-hundredth (128/37,500ths as adjusted to reflect a series of stock splits) of a share of Mattel Series E Junior Participating Preference Stock, $.01 par value per share (the "Series E Preference Shares"). There are 1,500,000 shares of Series E Preference Shares authorized for issuance. There are currently no Series E Preference Shares outstanding. See "--Description of Preference Share Purchase Rights."

   The registrar and transfer agent for the Common Stock is The First National Bank of Boston.

DESCRIPTION OF PREFERENCE SHARE PURCHASE RIGHTS

   On February 7, 1992, the Mattel Board of Directors declared a dividend of one preference share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on February 17, 1992 (the "Record Date") to the stockholders of record on that date. At the date the dividend was declared and paid, each Right entitled the registered holder to purchase from the Company one one-hundredth of a Series E Preference Share at a price per share of $150 (the "Purchase Price"), subject to adjustment. Subsequent to the Record Date, and pursuant to the terms of the Rights, the number of one one-hundredths of a share of Series E Preference Shares purchasable from the Company upon exercise of a Right was adjusted to 128/37,500ths of a share of Series E Preference Shares, reflecting a series of stock splits in the underlying Common Stock paid in the form of a series of dividends on the Common Stock. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 7, 1992 (the "Rights Agreement") between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agent").

   Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights are evidenced, with respect to any Common Stock certificate outstanding as of the Record Date, by such Common Stock certificate with a copy of the Summary of Rights pertaining to such Rights (the "Summary of Rights") attached thereto.

   The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

   The Rights are not exercisable until the Distribution Date. The Rights will expire on February 17, 2002 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

   The Purchase Price payable, and the number of Series E Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series E Preference Shares, (ii) upon the grant to holders of the Series E Preference Shares of certain rights or warrants to subscribe for or purchase Series E Preference Shares at a price, or securities convertible into Series E Preference Shares with a conversion price, less than the then-current market price of the Series E Preference Shares or (iii) upon the distribution to holders of the Series E Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series E Preference Shares) or of subscription rights or warrants (other than those referred to above).

   The number of outstanding Rights and the number of one one-hundredths of a Preference Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivision, consolidation or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

   Series E Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 292.969 (as adjusted) times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series E Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 292.969 (as adjusted) times the payment made per share of Common Stock. Each Series E Preference Share will have 292.969 (as adjusted) votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Series E Preference Share will be entitled to receive 292.969 (as adjusted) times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

   Because of the nature of the Series E Preference Shares' dividend, liquidation and voting rights, the value of the fractional interest (128/37,500ths as adjusted) in a Preference Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

   In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provisions shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

   At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth (128/37,500ths as adjusted) of a Series E Preference Share (or of a share of a class or series of the Company's preference stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

   With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series E Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Series E Preference Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series E Preference Shares on the last trading date prior to the date of exercise.

   At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.0034133 per Right (as adjusted) (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan of the Company or any subsidiary of the Company, (d) any entity holding Common Stock for or pursuant to the terms of any such plan or (e) E.M. Warburg, Pincus & Co., Inc., a Delaware corporation, and its affiliates and associates) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

   For the purpose of calculating the various percentage ownership thresholds contained in the Rights Agreement, shares issued in connection with the capital investment approved by the Company's shareholders at the 1984 Annual Meeting and still owned by the original owner, or owned by certain qualified transferees, are excluded from the amount deemed to be beneficially owned by such persons. However, if such original owner or qualified transferee becomes a member of a group with certain other persons, such shares will be included in the amount attributable to, and will be deemed to be beneficially owned by, such other persons.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

   The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Mattel on terms not approved by Mattel's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Mattel Board of Directors since the Rights may be redeemed by Mattel at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Common Stock.

PREFERRED STOCK

   The Mattel Board of Directors has the power, without further vote of shareholders, to authorize the issuance of up to 3,000,000 shares of Preferred Stock and 20,000,000 shares of Preference Stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of Preferred Stock or Preference Stock that it causes to be issued. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. No shares of Preference Stock are now outstanding.

SERIES B VOTING CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

   Mattel is authorized and has issued 53,631 shares of Series B Preferred
Stock.

   The Series B Preferred Stock has an annual dividend yield of 6%, payable in cash. The Series B Preferred Stock has a liquidation value of $1,050 per share and will be convertible, at the option of the holder, into shares of Common Stock at a conversion price per share of approximately $20.46 subject to certain adjustments set forth in the Certificate of Designations for the Series B Preferred Stock. Commencing in April 1999, the shares of Series B Preferred Stock will be convertible into Common Stock for designated periods at the then market price, but not less than a price per share of approximately $10.23. Holders of Series B Preferred Stock are entitled to vote (on an as-converted basis) with the holders of Common Stock and Series C Preferred Stock as a single class on all matters on which the holders of Common Stock may vote.

   The Company has the option, at any time, to exchange Series B Preferred Stock for 6% convertible subordinated notes of Mattel. The Company may redeem Series B Preferred Stock at any time for an amount equal to 105.25% of its liquidation value if the average closing price (as defined in the Certificate of Designations relating to the Series B Preferred Stock) of Common Stock exceeds 175% of the then current conversion price of the Series B Preferred Stock. The 175% threshold is reduced to 150% for redemptions after April 15, 1998 and eliminated for redemptions commencing April 15, 1999. In addition, the redemption price is reduced over time from 105.25% of the liquidation value to 100% in 2004. On April 15, 2004, the Company is required to redeem all outstanding shares of Series B Preferred Stock and the redemption price shall be paid, at the Company's option, in cash or in shares of Common Stock.

   Pursuant to the terms of a registration rights agreement among the Company and the holders of the Series B Preferred Stock, the Company has granted the holders thereof certain demand and incidental registration rights with respect to the Series B Preferred Stock, any Common Stock issued upon conversion of such preferred stock or any notes issued in exchange for such preferred stock.


SERIES C MANDATORILY CONVERTIBLE REDEEMABLE PREFERRED STOCK

   The Company is authorized to and has issued 772,800 shares of Series C Preferred Stock.


Dividends

   Holders of Series C Preferred Stock are entitled to receive, when and as dividends on the Series C Preferred Stock are declared by the Board of Directors out of funds legally available therefor, cash dividends from the issue date, accruing at the rate per share of 8.25% per annum (or $10.3125 per annum or $2.5781 per quarter), payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, or, if any such date is not a business day, the next succeeding business day; provided, however that with respect to any dividend period during which a redemption occurs, the Company may, at its option, declare accrued dividends to, and pay such dividends on, the date fixed for redemption, in which case such dividends would be payable in cash to the holders of Series C Preferred Stock as of the record date for such dividend payment and would not be included in the calculation of the Call Price (as defined herein) related to the Series C Preferred Stock as set forth below. Dividends will cease to accrue in respect of the Series C Preferred Stock on July 1, 2000 (the "Mandatory Conversion Date") or on the date of their earlier conversion or redemption.

   Dividends are payable to holders of record as they appear on the stock register of the Company on such record dates, not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board. Dividends for any period less than a full quarterly dividend period are computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

   Dividends accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on Series C Preferred Stock will accumulate as of the dividend payment date on which they first become payable, but no interest will accrue on accumulated but unpaid dividends on Series C Preferred Stock.

   The Series C Preferred Stock ranks on a parity, both as to payment of dividends and distribution of assets upon liquidation, with the Series B Preferred Stock and any future preferred stock issued by Mattel that by its terms ranks pari passu with the Series C Preferred Stock.

   As long as any shares of Series C Preferred Stock are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of Common Stock or any other capital stock of the Company ranking junior to the Series C Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation ("Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) will be paid or declared in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock unless (i) full dividends on preferred stock (including the Series C Preferred Stock) that do not constitute Junior Stock ("Parity Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock.

   In addition, as long as any shares of Series C Preferred Stock are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Company or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)), nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such purchase or redemption to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock.

   Subject to the provisions described above, such dividends or other distributions (payable in cash, property or Junior Stock) as may be determined by the Board may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of Parity Preferred Stock, to share therein according to their respective interests.

   As long as any shares of Series C Preferred Stock are outstanding, dividends or other distributions may not be declared or paid on any Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and the Company may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith), unless either: (i)(a) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Parity Preferred Stock dividend, distribution, purchase, redemption or other acquisition payment to the extent such dividends are cumulative; (b) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (c) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any Parity Preferred Stock; and (d) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock; or (ii) with respect to the payment of dividends only, any such dividends will be declared and paid pro rata so that the amounts of any dividends declared and paid per share of Series C Preferred Stock and each other share of Parity Preferred Stock will in all cases bear to each other the same ratio that accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of Series C Preferred Stock and such other shares of Parity Preferred Stock bear to each other.


Mandatory Conversion of the Series C Preferred Stock

   On the Mandatory Conversion Date, each outstanding share of Series C Preferred Stock will automatically convert into (i) 13.5753 shares of Common Stock (the "Mandatory Conversion Rate"), and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends on such Series C Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to (1) the right of the Company to redeem the Series C Preferred Stock on or after July 1, 1999 (the "First Call Date") and before the Mandatory Conversion Date (as described below) and (2) the conversion of the Series C Preferred Stock to Common Stock at the option of the holder at any time before the Mandatory Conversion Date (as described below). See "--Series C Depositary Shares/Redemption or Conversion of Series C Depositary Shares." The Mandatory Conversion Rate is subject to adjustment as described below. Dividends will cease to accrue on the Mandatory Conversion Date in respect of the Series C Preferred Stock then outstanding.


Optional Redemption of the Series C Preferred Stock

   The shares of Series C Preferred Stock are not redeemable prior to the First Call Date. At any time and from time to time on or after that date until immediately before the Mandatory Conversion Date, the Company has the right to redeem, in whole or in part, the outstanding Series C Preferred Stock. Upon any such redemption, the holder of the Series C Preferred Stock shall receive in exchange for each share of Series C Preferred Stock, unless previously redeemed or converted, the greater of (i) the number of shares of Common Stock equal to the quotient of (a) the applicable Call Price (as described below) in effect on the redemption date, divided by (b) the Current Market Price (as defined herein) of the Common Stock, determined as of the trading day immediately preceding the Notice Date (as defined below) and (ii) 10.0159 shares of Common Stock (the "Optional Rate"). The Optional Rate is subject to adjustment as described below. Dividends will cease to accrue on the Series C Preferred Stock on the date fixed for their redemption.

   The "Call Price" for each share of Series C Preferred Stock is equal to the sum of (i)(a) $127.575 (the equivalent of $5.103 per Series C Depositary Share) on and after the First Call Date, to and including September 30, 1999; (b) $126.925 (the equivalent of $5.077 per Series C Depositary Share) on and after October 1, 1999, to and including December 31, 1999; (c) $126.30 (the equivalent of $5.052 per Series C Depositary Share) on and after January 1, 2000, to and including March 31, 2000; (d) $125.65 (the equivalent of $5.026 per Series C Depositary Share) on and after April 1, 2000, to and including May 31, 2000; or
(e) $125.00 (the equivalent of $5.00 per Series C Depositary Share) on and after June 1, 2000, to and including June 30, 2000; and (ii) all accrued and unpaid dividends thereon to but not including the date fixed for redemption (other than previously declared dividends payable to a holder of record as of a prior date).

   The "Current Market Price" per share of the Common Stock on any date of determination means the lesser of (i) the average of the closing sale prices of the Common Stock as reported on the NYSE Composite Tape on the 15 consecutive trading days ending on and including such date of determination or (ii) the closing sale price of the Common Stock as reported on the NYSE Composite Tape for such date of determination; provided, however, that with respect to any redemption of shares of Series C Preferred Stock, if any event resulting in an adjustment of the Mandatory Conversion Rate occurs during the period beginning on the first day of such 15-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event. The "Notice Date" with respect to any notice given by the Company in connection with a redemption of the Series C Preferred Stock means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of such notice to the holders of Series C Preferred Stock.

   If fewer than all outstanding shares of Series C Preferred Stock are to be called for redemption, the Series C Preferred Stock to be called will be selected by the Company, from outstanding Series C Preferred Stock not previously called, by lot or pro rata (as nearly as may be possible) or by any other method determined by the Board, in its sole discretion, to be equitable.

   The Company will provide notice of any redemption of Series C Preferred Stock to holders of record of shares of Series C Preferred Stock to be called for redemption not less than 15 nor more than 60 days before the date fixed for redemption. Accordingly, the earliest Notice Date for any call for redemption of Series C Preferred Stock will be July 1, 1999. Any such notice will be provided by mail, sent to the holders of record of Series C Preferred Stock to be called at each such holder's address as it appears on the stock register of the Company, first class postage prepaid; provided however, that failure to give such notice or any defect therein will not affect the validity of the proceeding for redemption of any Series C Preferred Stock to be redeemed except as to the holder to whom the Company has failed to give such notice or whose notice was defective. On and after the redemption date, all rights of the holders of Series C Preferred Stock called for redemption will terminate except the right to receive the Call Price (unless the Company defaults on the payment of the Call Price). A public announcement of any call for redemption will be made by the Company before, or at the time of the mailing of such notice of redemption.

   Each holder of Series C Preferred Stock called for redemption must surrender the certificates evidencing such shares of Series C Preferred Stock to the Company at the place designated in the notice of redemption and will thereupon be entitled to receive certificates for shares of Common Stock equal to the Call Price, divided by the Current Market Price of the Common Stock and cash for any fractional share amount.


Conversion at the Option of the Holder

   Shares of Series C Preferred Stock are convertible in whole or in part, at the option of the holder thereof at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at the Optional Rate (which, as previously defined, is equal to 10.0159). The Optional Rate is subject to adjustment as described below. The right to convert shares of Series C Preferred Stock called for redemption will terminate immediately before the close of business on any redemption date with respect to such shares.

   Conversion of Series C Preferred Stock at the option of the holder may be effected by delivering certificates evidencing such Series C Preferred Stock together with written notice of conversion and a proper assignment of such certificates to the Company or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent for the Series C Preferred Stock or to any other office or agency maintained by the Company for that purpose and otherwise in accordance with conversion procedures established by the Company. Each optional conversion will be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements have been satisfied. The conversion will be at the Optional Rate in effect at such time and on such date.

   Holders of Series C Preferred Stock at the close of business on a record date for any payment of declared dividends will be entitled to receive the dividend payable on such Series C Preferred Stock on the corresponding dividend payment date notwithstanding the optional conversion of such Series C Preferred Stock following such record date and before such dividend payment date. However, shares of Series C Preferred Stock surrendered for conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the corresponding dividend payment date must be accompanied by payment in cash of an amount equal to the dividend attributable to the current quarterly dividend period payable on such date (unless such shares of Series C Preferred Stock are subject to redemption on a redemption date between such record date and such dividend payment date).
A holder of shares of Series C Preferred Stock called for redemption on the First Call Date or any other dividend payment date will receive the dividend on such Series C Preferred Stock payable on that date and will be able to convert such Series C Preferred Stock after the record date for such dividend without paying an amount equal to such dividend to the Company upon conversion. Upon any optional conversion of shares of Series C Preferred Stock, the Company will make no payment of or allowance for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

   The Series C Depositary Shares are subject to conversion and redemption upon the same terms and conditions (including those as to notice to the owners of Series C Depositary Shares and as to selection of depositary shares to be called if fewer than all Series C Depositary Shares are to be called) as the Series C Preferred Stock held by the Depositary, adjusted to reflect the fact that 25 Series C Depositary Shares are the equivalent of one share of Series C Preferred Stock. See "--Series C Depositary Shares--Redemption or Conversion of Series C Depositary Shares."


Conversion Adjustments

   The Mandatory Conversion Rate and the Optional Rate are each subject to adjustment as appropriate in certain circumstances, including if the Company (i) pays a stock dividend or makes a distribution with respect to its Common Stock in shares of Common Stock; (ii) subdivides or splits its outstanding Common Stock; (iii) combines its outstanding Common Stock into a smaller number of shares; (iv) issues any shares of Common Stock by reclassification of its shares of Common Stock; (v) issues certain rights or warrants to all holders of its Common Stock; or (vi) pays a dividend or distributes to all holders of its Common Stock evidences of its indebtedness, cash or other assets (including capital stock of the Company but excluding (a) any Permitted Cash Dividends (as defined below) or (b) distributions and dividends referred to in clause (i) above written). In addition, the Company will be entitled (but will not be required) to make upward adjustments in the Mandatory Conversion Rate, the Optional Rate and the Call Price as the Company, in its discretion, determines to be advisable, in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions under Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Company to its shareholders will not be taxable. "Permitted Cash Dividends" means, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the Common Stock (other than cash dividends and cash distributions for which a prior adjustment to the Mandatory Conversion Rate and the Optional Rate was previously made) not in excess of, on a per share of outstanding Common Stock basis, 10% of the average of the closing share price of the Common Stock as reported on the NYSE Composite Tape over such period. All adjustments to the Mandatory Conversion Rate, the Optional Rate and the Call Price will be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Mandatory Conversion Rate or the Optional Rate will be required unless such adjustment would require an increase or decrease of at least 1% therein; provided, however, that any adjustments which, by reason of the foregoing, are not required to be made will be carried forward and taken into account in any subsequent adjustment. All adjustments will be made successively.

   Whenever the Mandatory Conversion Rate, the Optional Rate and the Call Price are adjusted as provided in the preceding paragraph, the Company will file with the transfer agent for the Series C Preferred Stock a certificate with respect to such adjustment, make a prompt public announcement thereof and mail notice to holders of the Series C Preferred Stock providing specified information with respect to such adjustment. At least 10 business days before taking any action that would result in adjustment to the Mandatory Conversion Rate, the

Optional Rate or the Call Price, the Company will notify each record holder of Mattel Series C Preferred Stock concerning such proposed action.


Adjustments for Certain Transactions

   Unless sooner redeemed or converted, in case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of the outstanding shares of the Common Stock), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property (a "Transaction"), then each share of Series C Preferred Stock will, after consummation of such Transaction, be entitled to be converted (i) on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of the number of shares of Common Stock into which such Series C Preferred Stock would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such Transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such Series C Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date), (ii) upon redemption by the Company on any redemption date into the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of the number of shares of Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such Series C Preferred Stock immediately before consummation of such Transaction (assuming that, if the Notice Date for such redemption is not before such Transaction, the Notice Date had been the date of such Transaction; and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such Transaction (provided that, if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such Transaction for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares)) or (iii) at the option of the holder, into the kind and amount of securities, cash or other property receivable upon consummation of such Transaction by a holder of the number of shares of Common Stock into which such Series C Preferred Stock might have been converted immediately before consummation of such Transaction. The kind and amount of securities into or for which the Series C Preferred Stock will be convertible or redeemed after consummation of such Transaction will be subject to adjustment as described under "Conversion Adjustments" following the date of consummation of such Transaction.


Fractional Shares

   No fractional shares of Common Stock will be issued upon redemption or conversion of the Series C Preferred Stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of Series C Preferred Stock of any holder that are redeemed or converted, such holder will be entitled to receive an amount in cash equal to the same fraction of the Current Market Price of the Common Stock, determined as of the Notice Date, in the case of redemption by the Company, or the trading day immediately preceding
(i) the Mandatory Conversion Date, in the case of a mandatory conversion, or
(ii) the effective date of conversion, in the case of an optional conversion by a holder.


Rights Agreement

   Shares of Common Stock issued upon conversion of the Series C Preferred Stock will be entitled to receive Rights in accordance with the terms and conditions of the Rights Agreement. The method of calculation of the Current Market Price of the Common Stock does not take into account any separate value of the Rights, except to the extent any such value may be reflected in the Current Market Price.


Liquidation Rights

   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and subject to the rights of holders of any other series of preferred stock, the holders of outstanding Series C Preferred Stock are entitled to receive an amount equal to $125, plus accrued and unpaid dividends thereon, out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other Junior Stock upon liquidation, dissolution or winding up.

   If upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to the Series C Preferred Stock and all other series of Parity Preferred Stock, the holders of Series C Preferred Stock and of all other series of Parity Preferred Stock will share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series C Preferred Stock will not be entitled to any other participation in any distribution of assets by the Company. A Transaction will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.


Voting Rights

   The holders of Series C Preferred Stock have the right with the holders of Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the holders of Common Stock. Each share of Series C Preferred Stock is entitled to 12.219 votes. The holders of Series C Preferred Stock, Common Stock and Series B Preferred Stock vote together as one class on such matters except as otherwise provided by law or by the Certificate of Incorporation of the Company.

   In the event that the equivalent of six quarterly dividends payable on the Series C Preferred Stock shall be in arrears, the number of directors of the Company will be increased by two and the holders of the Series C Preferred Stock shall have the exclusive right, voting separately and as a class, with each share of Series C Preferred Stock entitled to 12.219 votes, to elect the two additional directors (the "Series C Directors"). Such right shall continue until all dividends in arrears and dividends in full for the current quarterly period have been paid or declared and set apart for payment. The term of office of any director elected by the holders of the Series C Preferred Stock will terminate on the earlier of (i) the next annual meeting of shareholders at which a successor has been elected and qualified, or (ii) the termination of the right of holders of the Series C Preferred Stock to elect Series C Directors.

   The Company may not, without the approval of the holders of at least 66 2/3% of the Series C Preferred Stock then outstanding: (i) amend, alter, or repeal any of the provisions of the Company's Certificate of Incorporation or Bylaws so as to affect adversely the powers, preferences or rights of the holders of the Series C Preferred Stock then outstanding or reduce the minimum time for any required notice to which the holders of the Series C Preferred Stock then outstanding may be entitled (an amendment of the Certificate of Incorporation to authorize or create, or to increase the authorized amount of Common Stock or other Junior Stock or any stock of any class ranking on a parity with the Series C Preferred Stock being deemed not to affect adversely the powers, preferences or rights of the holders of the Series C Preferred Stock); (ii) authorize or create, or increase the authorized amount of, any stock of any class, or any security convertible into capital stock of any class, ranking prior to the Series C Preferred Stock either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company; (iii) merge or consolidate with or into any other corporation, unless each holder of Series C Preferred Stock immediately preceding such merger or consolidation receives or continues to hold an equivalent number of shares in the resulting corporation, with substantially the same rights and preferences, as correspond to the Series C Preferred Stock so held as contemplated above under "-- Adjustments for Certain Transactions," or (iv) voluntarily dissolve, liquidate or wind up the affairs of the Company.

   The Company may not, without the approval of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding, create, or increase the authorized number of shares of any other class or classes of Parity Preferred Stock, other than the Series B Preferred Stock, or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any Parity Preferred Stock, or increase the authorized number of shares of any such other class or amount of such other stock or security.

   Notwithstanding the provisions summarized in the preceding two paragraphs, no such approval described therein of the holders of the Series C Preferred Stock will be required if at or before the time when such amendment, alteration or repeal is to take effect or when the authorization, creation, increase or issuance of any such prior or parity stock or convertible security is to be made, or when such consolidation or merger is to take effect, as the case may be, provision is made for the redemption of all Series C Preferred Stock at the time outstanding in accordance with the Certificate of Designations.


Transfer Agent and Registrar

   First City Transfer Company (or a successor thereto selected by the Company) acts as transfer agent and registrar for, and paying agent for the payment of dividends on, the Series C Preferred Stock.


Miscellaneous

   The Series C Preferred Stock is fully paid and nonassessable. Holders of Series C Preferred Stock have no preemptive rights. The Company at all times shall reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion or redemption of Series C Preferred Stock, such number of shares of Common Stock as will from time to time be issuable upon the conversion or redemption of all the Series C Preferred Stock then outstanding. The Series C Preferred Stock redeemed for, or converted into Common Stock or otherwise reacquired by the Company will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for subsequent issuance.


MATTEL SERIES C DEPOSITARY SHARES

General

   Each Series C Depositary Share will represent one twenty-fifth of a share of Mattel Series C Preferred Stock to be deposited under the Deposit Agreement, dated as of June 24, 1996 (as amended, the "Deposit Agreement"), among the Company (as successor to Tyco), First National Bank of Boston, as successor to Midlantic Bank, N.A., as Depositary (the "Depositary"), and all holders from time to time of depositary receipts issued thereunder (the "Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Series C Depositary Share will be entitled to all the rights and preferences of the Series C Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights) and subject, proportionately, to all of the limitations of the Series C Preferred Stock represented thereby, contained in the Certificate of Designations summarized under "--Series C Mandatorily Convertible Redeemable Preferred Stock."

   The Series C Depositary Shares are evidenced by Depositary Receipts previously issued in respect of Tyco Series C Depositary Shares. The Company has applied to the Depository Trust Company for continued acceptance of the Depositary Receipts for its book-entry settlement system.

Dividends and Other Distributions

   The Depositary distribute all cash distributions and other distributions received in respect of the Series C Preferred Stock to the record holders of Series C Depositary Shares in proportion to the number of such Series C Depositary Shares owned by such holders.

   In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Series C Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.


Record Date

   Whenever (i) any cash dividend or other cash distribution becomes payable, any distribution of property other than cash is made, or any rights, preferences or privileges are at any time offered with respect to the Series C Preferred Stock, or (ii) the Depositary receives notice of any meeting at which holders of Series C Preferred Stock are entitled to vote or of which holders of Series C Preferred Stock are entitled to notice or any solicitation of consents in respect of the Series C Preferred Stock, or any call or conversion of any Series C Preferred Stock, or if at any time the Depositary and the Company otherwise deem it appropriate, the Depositary will in each such instance fix a record date (which shall be the same date as the record date for the Series C Preferred Stock) for the determination of the holders of Depositary Receipts who are entitled to (a) receive such dividend, distribution, rights, preferences or privileges, net proceeds from the sale of such property, or, (b) receive notice of, and give instructions for the exercise of voting or consent rights at, any such meeting or (c) receive notice of any such call or conversion, subject to the provisions of the Deposit Agreement.

Withdrawal of Series C Preferred Stock

   Upon surrender of the Depositary Receipts at the corporate trust office of the Depositary (unless the related Series C Depositary Shares have been previously called for redemption), the holder of the Series C Depositary Shares evidenced thereby is entitled to delivery at such office to or upon his order of the number of whole shares of Series C Preferred Stock and any money or other property represented by such Series C Depositary Shares. Holders of Series C Depositary Shares would be entitled to receive whole shares of Series C Preferred Stock on the basis of one share of Series C Preferred Stock for each 25 Series C Depositary Shares, but holders of such whole shares of Series C Preferred Stock will not thereafter be entitled to receive Series C Depositary Shares in exchange therefor. If the Depositary Receipts delivered by the holder evidence a number of Series C Depositary Shares in excess of the number of Series C Depositary Shares representing the number of whole shares of Series C Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Series C Depositary Shares.


Redemption or Conversion of Series C Depositary Shares

   As described under "--Series C Mandatorily Convertible Redeemable Preferred Stock--Mandatory Conversion of the Series C Preferred Stock," "--Optional Redemption of the Series C Preferred Stock" and "--Conversion at the Option of the Holder," the Series C Preferred Stock is subject to automatic conversion into shares of the Common Stock on the Mandatory Conversion Date, the Company's right to redeem the Series C Preferred Stock for Common Stock at any time on or after the First Call Date and before the Mandatory Conversion Date and the holder's right to convert the Series C Preferred Stock into Common Stock at its option. The Series C Depositary Shares are subject to redemption or conversion upon the same terms and conditions (including as to notice to the owners of Series C Depositary Shares and as to selection of Series C Depositary Shares to be called if fewer than all of the outstanding Series C Depositary Shares are to be called)

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

as the Series C Preferred Stock held by the Depositary using the Common Stock received by the Depositary, except that the number of shares of Common Stock received upon conversion of each Series C Depositary Share will be equal to one twenty-fifth of the number of shares of Common Stock received upon conversion of each share of the Series C Preferred Stock. To the extent that Series C Depositary Shares are converted into shares of Common Stock and all such shares of Common Stock cannot be distributed to the record holders of Depositary Receipts without creating fractional interests in such shares, the Company will cause the Depositary to distribute cash to holders in lieu of fractional shares as provided under "--Series C Mandatorily Convertible Redeemable Preferred Stock--Fractional Shares." The amount distributed in the foregoing case will be reduced by any amount required to be withheld by the Company or the Depositary on account of taxes or otherwise required pursuant to a law, regulation or court process.


Voting of Series C Preferred Stock

   Upon receipt of notice of any meeting at which holders of Series C Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Series C Depositary Shares relating to Series C Preferred Stock. Each record holder of such Series C Depositary Shares on the record date (which will be the same date as the record date of the Series C Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of shares of Series C Preferred Stock represented by such holder's Series C Depositary Shares. The Depositary will use its best efforts, insofar as practicable, to vote the amount of shares of Series C Preferred Stock represented by such Series C Depositary Shares in accordance with such instructions and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Series C Preferred Stock to the extent it does not receive specific instructions from the holders of Series C Depositary Shares representing Series C Preferred Stock.

   Each Series C Depositary Share shall entitle the holder to instruct the Depositary to cast one twenty-fifth of a share of Series C Preferred Stock share vote on each matter submitted to a vote of the stockholders of the Company. See "--Series C Mandatorily Convertible Redeemable Preferred Stock-Voting Rights."


Amendment and Termination of the Deposit Agreement

   The form of Depositary Receipt evidencing the Series C Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Series C Depositary Shares (or, which relates to or affects rights to receive dividends or distributions, or voting or redemption rights) will not be effective unless such amendment has been approved by the holders of at least two-thirds of the Series C Depositary Shares then outstanding. In no event may any amendment impair the right of any holder of Depositary Receipts, subject to the conditions specified in the Deposit Agreement, upon such surrender of the Depositary Receipts evidencing such Series C Depositary Shares, to receive shares of Series C Preferred Stock or upon conversion of the Series C Preferred Stock represented by the Depositary Receipts, to receive shares of Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

   The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Series C Depositary Shares have been redeemed or converted, (ii) there has been a final distribution in respect of the Series C Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts, or (iii) upon consent of holders of Depositary Receipts representing not less than two-thirds of the Series C Depositary Shares then outstanding.

   Whenever the Deposit Agreement is to be terminated pursuant to clause (iii) of the preceding paragraph the Depositary will mail notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 90 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notices of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Depositary will continue to (i) collect dividends on the Series C Preferred Stock and any other distributions with respect thereto and (ii) deliver the Series C Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of three years from the date of termination, the Depositary may sell the Series C Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability or interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered. The Company does not intend to terminate the Deposit Agreement or to permit the resignation of the Depositary without appointing a successor depositary. In the event the Deposit Agreement is terminated, the Company will use all reasonable efforts to have the Series C Preferred Stock listed on the NYSE.


Charges of Depositary

   The Company pays all transfer and other governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with any redemption of Series C Preferred Stock. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts. The Depositary may refuse to effect any transfer of a Depositary Receipt or any withdrawal of Series C Preferred Stock evidenced thereby until all such taxes and charges with respect to such Depositary Receipt or such Series C Preferred Stock are paid by the holder thereof.



Miscellaneous

   The Depositary will forward to holders of Series C Preferred Stock all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of Series C Preferred Stock.

   Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and the Company and the Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Series C Depositary Shares or Series C Preferred Stock unless satisfactory indemnity is furnished. They may rely on written advice of counsel or accountants, or information provided by persons presenting Series C Preferred Stock for deposit, holders of Series C Depositary Shares or other persons believed to be competent and on documents believed to be genuine.


Resignation and Removal of Depositary

   The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary. Any such resignation or removal of the Depositary will take effect upon the appointment of a successor Depositary, which successor Depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital surplus of at least $50 million.


CONVERTIBLE NOTES

   The Convertible Notes were originally issued by Tyco, and were reissued to the predecessors-in-interest to SBC Warburg Inc. on March 27, 1997, upon consummation of the Company's acquisition of Tyco. The Convertible Notes are convertible into Common Stock at a price of $17.96 per share, which is less than the market price of the Common Stock on the date of this Prospectus. The Selling Stockholders have demanded registration of the Shares pursuant to registration rights granted by Tyco, and succeeded to by the Company as a result of the acquisition of Tyco. The Shares issued upon conversion of the Convertible Notes will be duly issued, fully paid and nonassessable.


                              PLAN OF DISTRIBUTION

   The Shares are being registered to permit public secondary sales of the Shares by the Selling Stockholders from time to time for 90 days following the effective date of the Registration Statement of which this Prospectus is a part. The Company has agreed, among other things, to bear all expenses in connection with the registration and sale of the Shares, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Convertible Notes and all independent certified public accountants and other Persons retained by the Company.

   The Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares to or through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of such securities for whom they may act as agents. The Selling Stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

   Any distribution hereunder of the Common Stock by the Selling Stockholders may be effected from time to time in one or more of the following transactions:
(a) on the NYSE, the PSE, or through brokers acting as principal or agent, in transactions (which may involve block transactions), in special offerings, or in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (b) to underwriters who will acquire shares of Common Stock for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time), (c) directly or through brokers or agents in private sales at negotiated prices, (d) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder, or (e) by any other legally available means. Also, offers to purchase the Common Stock may be solicited by agents designated by the Selling Stockholders from time to time.

   SBC Warburg Inc. has advised the Company that it intends to sell its Shares in ordinary trading transactions on the New York Stock Exchange. SBC Warburg Inc. may also purchase Common Stock to cover a short position established prior to the effectiveness of the Registration Statement.

   In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold hereunder unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

   The Company has been advised that, as of the date hereof, the Selling Stockholders have made no arrangement with any broker for the sale of their shares of Common Stock.

   The Selling Stockholders will be indemnified by the Company, to the extent permitted by law, against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Stockholders severally, to the extent permitted by law, against certain civil liabilities, including certain liabilities under the Securities Act, subject to certain limitations.


                               TRADEMARK MATTERS

   The trademarks Barbie, Fisher-Price, Hot Wheels, Matchbox, Tyco, Tyco Radio Control and Tyco Electric Racing, are all United States registered trademarks owned by Mattel or its subsidiaries. The trademark Cabbage Patch Kids is owned by Original Appalachian Artworks, Inc. and used under license by Mattel. The trademark Disney is owned by The Walt Disney Company, and used under license by Mattel. The trademark Sesame Street is owned by Children's Television Workshop, Inc. and used under license by Mattel, as successor to Tyco.


                                 LEGAL OPINION

   Certain legal matters with respect to the legality of the Shares offered hereby has been passed upon for the Company by Leland P. Smith, Assistant General Counsel of the Company.


                                    EXPERTS

   The historical financial statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Prospectus to the Company's Annual Report on Form 10-K and the audited financial statements, restated to give effect to the merger with Tyco accounted for as a pooling of interests, for the aforementioned periods incorporated by reference in this Prospectus to the Company's Current Report on Form 8-K dated July 30, 1997 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting and, with respect to the historical financial statements of Tyco for the aforementioned periods, in reliance on the report of Deloitte & Touche LLP, independent auditors, given upon their authority as experts in accounting and auditing.

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